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                                EXHIBIT 1

              CITY NATIONAL CORPORATION ISSUES STATEMENT
                         ON COMPENSATION REPORT

LOS ANGELES, April 9, 1999--City National Corporation today issued the following statement:

City National Corp.'s 1999 proxy statement contained an error related to the calculation of the value of the unexercised stock options for four senior executives. By unknowingly employing this incorrect data in a survey of executive pay conducted for USA TODAY by Graef Crystal, the amount reported for Russell Goldsmith, vice chairman and chief executive officer, was incorrect. Based on Mr. Crystal's formula applied to the correct data, the aggregate amount of Mr. Goldsmith's compensation for 1998 -- including the value of all unexercised options granted during the period from 1995 through 1998 -- was $6.8 million, not the $29 million cited in the survey, which would remove Mr. Goldsmith and City National Corporation from the Graef Crystal listing.

City National Corp. regrets the error and any confusion it may have caused to anyone, including Mr. Crystal, USA TODAY and our shareholders.

The largest independent bank with headquarters in southern California, City National Bank is a federally chartered $6.4 billion commercial bank. City National has 39 banking offices through Los Angeles, Orange, San
Diego, Riverside, San Bernadino and Ventura counties. City National Corp. is a publicly owned corporation whose stock is traded on the New York Stock Exchange under the symbol CYN.

For more information about City National, call the Fax-On-Demand Information Service at 1-800-873-5293, or visit City National's Web site at www.cnb.com.

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